Exhibit 99.1

WPX Energy, Inc. (NYSE: WPX) www.wpxenergy.com

DATE: Feb. 26, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2013 Proved Reserves

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that its total proved reserves at Dec. 31, 2013, increased 5.5 percent to 4.90 trillion cubic feet equivalent. Year-end 2013 domestic reserves were 4.76 Tcfe. International reserves were 23.8 million barrels of oil equivalent.

Proved Reserves Highlights:

•	Domestic oil reserves up 34%; surpasses 100 million barrels

•	Replaced domestic oil production at a rate of 547%

•	Total domestic replacement rate for all products was 162%

•	Domestic all-in F&D costs of $1.55/Mcfe ($9.29/Boe)

•	Domestic all-in F&D costs for gas properties were $1.01/Mcfe and $15.59/Boe for oil

Year-end 2013 domestic reserves reflect a mixture of 76 percent natural gas, 13 percent crude oil and 11 percent natural gas liquids (NGL).

Domestic natural gas reserves increased approximately 8 percent. WPX’s Piceance properties represent 69 percent of the company’s domestic gas reserves.

Domestic oil reserves increased 34 percent to 103 million barrels, exceeding the 100-million-barrel mark for the first time.

Domestic NGL reserves declined 22 percent due to increased ethane rejection resulting from a significant drop in ethane prices during 2013.

Year-End Net Proved Reserves	2013	2012
Domestic
Natural Gas (Bcf)	3,630	3,369
Oil (MMbbl)	103	77
NGL (MMbbl)	86	110

Total in Bcf equivalent	4,762	4,491

International
Natural Gas (Bcf)	67	64
Oil (MMbbl)	12	16
NGL (MMbbl)	1	0

Total in MMbbl	23.8	26.5

Consolidated
Natural Gas (Bcf)	3,697	3,433
Oil (MMbbl)	115	92
NGL (MMbbl)	87	110

Total in Bcf equivalent	4,905	4,650

NGL & oil equivalents were calculated using a 6:1 ratio.

Reserves for 2012 exclude discontinued operations.

CEO PERSPECTIVE

“We have quality assets throughout our portfolio,” said Jim Bender, president and chief executive officer. “Our oil growth continues to stand out, as well as the breadth of our large-scale, low-cost position in the Piceance.

“Our discoveries in the Gallup Sandstone and Niobrara Shale also made initial contributions to our proved reserves.

“Their additions are modest at this point, but could make a more meaningful impact over time through further development and delineation. We have allocated more than $200 million in our 2014 capital plan to these efforts,” Bender said.

“As a company, we continue to refine our development efficiency as we convert reserves in the ground to producing wells. For 2013, our domestic all-in finding and development costs were $1.01 per Mcfe for gas properties and $15.59 per Boe for oil properties.”

PROVED RESERVES BACKGROUND

During the year, WPX participated in 416 gross (330 net) wells in the United States, achieving a 100 percent success rate. Gross operated wells include 250 in the Piceance and 49 in the Williston – up from 41 in 2012.

The company’s total domestic costs incurred in 2013 were $1.1 billion, which includes development, exploration and leasehold acquisition costs.

Fifty-eight percent – or approximately 2.8 Tcfe – of the company’s domestic reserves are in the proved developed category – compared to 60 percent in 2012 and 59 percent in 2011.

Net Proved Reserves Reconciliation

Amounts in Bcf equivalent

U.S. proved reserves Dec. 31, 2012	4,491
Additions	534
Revisions	177
Divestitures	(1)
2013 Production	(439)
U.S. Proved reserves Dec. 31, 2013	4,762
International reserves	143

Total Dec. 31, 2013 proved reserves	4,905

On a proved, probable and possible (3P) basis, WPX has approximately 12,500 remaining undrilled locations across its domestic acreage and interests. WPX’s consolidated 3P reserves at year-end 2013 were 17.2 Tcfe.

PRODUCTION

WPX’s domestic oil production grew 35 percent overall and 39 percent in the Williston Basin. These increases were offset by declines in overall natural gas and NGL volumes. NGL volumes were impacted by low ethane recovery rates. WPX’s total oil and NGL production averaged 42,600 barrels per day, or about 20 percent of the company’s total production.

Average Daily Net Production	2013	2012
Domestic
Natural gas (MMcf)	985	1,086
Oil (Mbbl)	16.2	12.0
NGL (Mbbl)	20.3	28.4

Total in MMcf equivalent	1,204	1,328

International
Natural gas (MMcf)	18	19
Oil (Mbbl)	5.6	6.0
NGL (Mbbl)	0.5	0.5

Total in MMcf equivalent	54	58

Consolidated
Natural gas (MMcf)	1,003	1,105
Oil (Mbbl)	21.8	18.0
NGL (Mbbl)	20.8	28.9

Total in MMcf equivalent	1,258	1,386

NGL & oil equivalents were calculated using a 6:1 ratio.

SUMMARY

Approximately 99 percent of WPX’s year-end 2013 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. Their judgment determined that the company’s estimates are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE standards).

Approximately 99 percent of proved reserves estimates for international properties were audited by Ralph E. Davis Associates Inc. The majority of WPX’s international net reserves come via its 69 percent ownership interest in Apco Oil and Gas International.

Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the Security and Exchange Commission pricing provisions, existing operating methods and government regulations.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector, with nearly 40 local, state and federal awards for efficiency, innovation and corporate social responsibility. The company is actively developing its domestic oil and gas reserves in North Dakota, Colorado and New Mexico.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.